Exhibit 23.1
Consent of Independent Auditor

Consent of Independent Accounting Firm

Universal Tracking Solutions, Inc.

Gilbert, AZ

We hereby consent to the incorporation by reference in this Form SB-2 of our report dated October 23, 2006, relating to the audited financial statements of Universal Tracking Solutions, Inc., for the year period ended September 30, 2006.

Robert L. White & Associates, Inc.

/s/ Robert L White
Robert L. White, CPA
November 27, 2006